Exhibit 8.1
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            [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison]


(212) 373-3000                     April 28, 1999


MeriStar Hospitality Corporation
1010 Wisconsin Avenue, N.W.
Washington, D.C.  20007

Ladies and Gentlemen:

         In connection with the offer and sale of shares of common stock of MeriStar Hospitality Corporation (the "Company", including, where applicable, American General Hospitality Corporation as predecessor to MeriStar Hospitality Corporation), as described in the Form S-3 to be filed with the Securities and Exchange Commission on April 27, 1999 (the "Registration Statement"), you have requested our opinion concerning the federal income tax matters set forth below.

         In rendering the opinion expressed herein, we have examined: (i) the Limited Partnership Formation Agreement of American General Hospitality Operating Partnership, L.P. (the "Operating Partnership," including, where applicable, MeriStar Hospitality Operating Partnership, L.P.), dated as of April 9, 1996 and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of July 31, 1996 and the amendments thereto;
(ii) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 3, 1998, as amended; (iii) the amended and restated articles of incorporation of the Company; and (iv) the Registration Statement and all amendments to date. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

         In our examination of documents, we have assumed, without independent investigation, that (i) all documents submitted to us are authentic
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MeriStar Hospitality Corporation                                               2


originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vi) the Company, the Operating Partnership and those partnerships, joint ventures and limited liability companies in which the Company or the Operating Partnership has had an interest on or prior to the date hereof (the "Subsidiary Partnerships") at all times will be organized and operated in accordance with the terms of such documents. We have further assumed that the statements and descriptions of the Company's, the Operating Partnership's, the Subsidiary Partnerships' and MeriStar Hotels & Resorts, Inc.'s businesses, properties and activities as described in the Registration Statement are accurate.

         For purposes of rendering the opinion expressed herein, we have, with your permission, assumed the accuracy of the representations contained in the letter (i) from the Company addressed to us, dated April 27, 1999 and (ii) from MeriStar Hotels & Resorts, Inc. ("MeriStar Hotels") addressed to us, dated April 27, 1999, in each case relating to the classification and operation of the Company as a real estate investment trust (a "REIT") and the organization and operation of the Operating Partnership, the Subsidiary Partnerships and those other entities owned directly or indirectly by the Company and the Operating Partnership.

         Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

         1. The Company has qualified as a REIT within the meaning of the Internal Revenue Code for each of its taxable years ended December 31, 1996, December 31, 1997 and December 31, 1998, and commencing with its taxable year ending December 31, 1999, the Company is organized and has operated in conformity with the requirements for qualification as a
         REIT within the meaning of the Internal Revenue Code and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code;
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MeriStar Hospitality Corporation                                               3


         2. The Company and MeriStar Hotels are not stapled entities under section 269B(a)(3) of the Internal Revenue Code, and MeriStar Hotels is not an agent of the Company for federal income tax purposes;

         3. Commencing with the taxable year of the Company ended December 31, 1996, the Operating Partnership has been and continues to be, the Subsidiary Partnerships have been and continue to be, and the Operating Partnership and the Subsidiary Partnerships will be, treated as partnerships for federal income tax purposes or, in the case of those Subsidiary Partnerships that are single-member limited liability companies, each such Subsidiary Partnership has been and will be disregarded as an entity separate from such member for federal income tax purposes; and

         4. The discussion contained in the Registration Statement under the caption "Federal Income Tax Considerations" accurately reflects the federal income tax considerations relating to the operation of the Company that are likely to be material to a holder of shares of the common stock of the Company.

         This opinion is given as of the date hereof and is based on various Internal Revenue Code provisions, Treasury regulations promulgated under the Internal Revenue Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, requirements under the Internal Revenue Code regarding its organization, income, assets, distribution levels and diversity of stock ownership. Because the Company's satisfaction of these requirements for periods beginning after December 31, 1998 will depend upon future events, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Internal Revenue Code.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8.1 to the Registration Statement and to the use of our name under the caption "Federal Income Tax Considerations" in the Registration Statement and
the prospectus included therein. In giving this consent we do not thereby admit that we come within the
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MeriStar Hospitality Corporation                                               4


category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

         We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above.


                                    Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison
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                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON